J.L. French Automotive Castings, Inc.
November 4, 2003

Exhibit 99.1

DATE: November 4, 2003

FROM:	FOR:
Padilla Speer Beardsley Inc.	J.L. French Automotive Castings, Inc.
1101 West River Parkway	4508 IDS Center
Minneapolis, Minnesota 55415	Minneapolis, Minnesota 55402

Shawn Brumbaugh/Marian Briggs	Anthony A. Barone (920) 458-7724
(612) 455-1700

FOR IMMEDIATE RELEASE

J.L. FRENCH AUTOMOTIVE CASTINGS, INC. ANNOUNCES
THIRD QUARTER RESULTS

     MINNEAPOLIS, November 4, 2003 — J.L. French Automotive Castings, Inc., today announced results for its third quarter and nine months ended September 30, 2003.

     The company reported third-quarter revenues of $114.2 million compared to $132.6 million in the 2002 period. Operating income before the impact of restructuring and impairment charges was $7.0 million versus $10.9 million in the prior-year quarter. The net loss was $116.4 million versus a net loss of $1.6 million in the third quarter last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) before restructuring and impairment charges decreased to $18.2 million from $22.6 million in the third quarter of 2002. EBITDA before restructuring and impairment charges and loss contract reserve reversals was $17.9 million in the third quarter of 2003 compared to $21.9 million in the 2002 period. Cash interest expense was $15.2 million, up from $12.3 million in the third quarter of 2002 as a result of higher weighted average interest rates in the 2003 period.

     During the third quarter of 2003, the company recorded restructuring and impairment charges of $104.5 million. Approximately $96.0 million represents a non-cash charge to write off goodwill pursuant to Statement of Financial Accounting Standards No. 142. Approximately $6.7 million relates to a non-cash write-off of assets at the company’s Saltillo, Mexico facility. The remaining $1.8 million primarily represents expenses associated with the Grandville, Mich., facility, which was closed in the second quarter of 2003.

     “Our third-quarter revenues were impacted by decreased production levels at our largest customer, Ford Motor Company,” said Jack Falcon, president and chief executive officer. “Despite the lower production levels, we have been successful in reducing our breakeven point and in improving

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J.L. French Automotive Castings, Inc.
November 4, 2003

productivity. We are continuing to aggressively seek new business to utilize our available capacity. To date, we have been awarded business from three new customers that will begin generating revenues in the first quarter of 2004.”

     For the first nine months of 2003, revenues were $390.8 million, a decrease of $22.9 million compared to the 2002 period. Operating income before the impact of restructuring and impairment charges was $34.6 million compared to $40.3 million for the first nine months of 2002. The net loss totaled $125.7 million versus a net loss of $201.6 million in the prior-year period. Before restructuring and impairment charges and loss contract reserve reversals, EBITDA decreased to $67.0 million, or 17.1 percent of sales, in the nine months of 2003 compared to $69.6 million, or 16.8 percent of sales, in the same period last year. As a result of the higher weighted average interest rates in the 2003 period, cash interest expense increased to $44.1 million versus $36.1 million for the first nine months of 2002. During the first nine months of 2003, the company recorded non-cash income of $0.6 million related to exchange rate fluctuations on debt denominated in foreign currencies.

     The following table reconciles net income (loss) to operating income before restructuring and impairment charges, EBITDA before restructuring and impairment charges, and EBITDA before restructuring and impairment charges and loss contract reserve reversals for the three and nine months ended September 30, 2003, and 2002:

	Three months ended		Nine months ended
($ in thousands)	September 30,		September 30,

	2003	2002	2003	2002

Net income (loss)	$(116,387)	$(1,626)	$(125,662)	$(201,601)
Cumulative effect of accounting change	—	—	—	202,622

Income (loss) before cumulative effect of accounting change	(116,387)	(1,626)	(125,662)	1,021
Provision (benefit) for income taxes	277	(464)	374	1,315
Restructuring and impairment charges	104,464	—	104,599	—
Interest expense, net	18,671	12,960	55,858	37,979
Other (income)	—	—	(617)	—

Operating income before restructuring and impairment charges (1)	7,025	10,870	34,552	40,315
Depreciation and amortization	11,205	11,767	34,535	34,472

EBITDA before restructuring and impairment charges (1)	18,230	22,637	69,087	74,787
Loss contract reserve reversals	(357)	(706)	(2,079)	(5,206)

EBITDA before restructuring and impairment charges and loss contract reserve reversals (1)	$17,873	$21,931	$67,008	$69,581

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J.L. French Automotive Castings, Inc.
November 4, 2003

(1) Operating income before restructuring and impairment charges, EBITDA before restructuring and impairment charges and EBITDA before the restructuring and impairment charges and loss contract reserve reversals do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States, or GAAP, and our calculations thereof may not be comparable to that reported by other companies. EBITDA before restructuring and impairment charges and EBITDA before restructuring and impairment charges and loss contract reserve reversals are included in this press release because they are a basis upon which we assess our liquidity position and because certain covenants in our borrowing arrangements are tied to similar measures. We also believe that it is widely accepted that EBITDA provides useful information regarding a company’s ability to service and/or incur indebtedness. This belief is based on our negotiations with our lenders who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA before restructuring and impairment charges and EBITDA before restructuring and impairment charges and loss contract reserve reversals do not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

     J.L. French Automotive Castings, Inc., a privately held automotive supplier, is a leading global designer and manufacturer of highly engineered aluminum die cast automotive parts including oil pans, engine front covers and transmission cases. The company has manufacturing facilities in Sheboygan, Wis.; Glasgow, Ky.; San Andres de Echevarria, Spain; Saltillo, Mexico; as well as five plants in the United Kingdom. The company is based in Sheboygan, Wis., and has its corporate office in Minneapolis, Minn.

     This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) unanticipated difficulties servicing the level of indebtedness at the company, (ii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iii) labor disputes involving the company or its significant customers, (iv) risks associated with conducting business in foreign countries, and (v) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.

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J.L. French Automotive Castings, Inc.
November 4, 2003

J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands — unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Sales	$114,237	$132,604	$390,828	$413,739
Cost of sales (1)	103,633	119,479	344,837	362,883

Gross profit	10,604	13,125	45,991	50,856
Selling, general and administrative expenses (1)	3,579	2,255	11,439	10,541
Restructuring and impairment charges	104,464	—	104,599	—

Operating income (loss)	(97,439)	10,870	(70,047)	40,315
Cash interest expense	15,172	12,265	44,149	36,140
Deferred interest and amortization of debt issue costs	3,499	695	11,709	1,839

Interest expense, net	18,671	12,960	55,858	37,979
Other (income)	—	—	(617)	—

Income (loss) before provision (benefit) for income taxes and cumulative effect of change in accounting principle	(116,110)	(2,090)	(125,288)	2,336
Provision (benefit) for income taxes	277	(464)	374	1,315

Income (loss) before cumulative effect of change in accounting principle	(116,387)	(1,626)	(125,662)	1,021
Cumulative effect of change in accounting principle — writeoff of goodwill	—	—	—	(202,622)

Net income (loss)	$(116,387)	$(1,626)	$(125,662)	$(201,601)

(1) Beginning in 2003, the Company began classifying certain plant related expenses as a cost of sales. Previously, these costs were classified as selling, general and administrative expenses. Results for the three and nine months ended September 30, 2002 have been restated to conform to the new presentation. The restatement had no impact on previously reported operating income (loss) or net income (loss).

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J.L. French Automotive Castings, Inc.
November 4, 2003

J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands — unaudited)

	September 30,	December 31,
Assets	2003	2002

Current assets:
Cash and cash equivalents	$816	$3,337
Accounts receivable, net	53,299	49,574
Inventories	34,679	35,357
Assets held for sale	3,276	—
Other current assets	15,583	13,437

Total current assets	107,653	101,705
Property, plant and equipment, net	251,202	250,969
Intangible and other assets, net	14,935	112,265

	$373,790	$464,939

Liabilities and Stockholders’ Deficit

Current liabilities:
Current portion of long-term debt	$17,338	$12,342
Accounts payable	57,109	56,187
Accrued liabilities	38,821	31,107

Total current liabilities	113,268	99,636
Long-term debt, net of current portion	418,946	398,221
Subordinated notes	175,000	175,000
Other noncurrent liabilities	24,523	26,593

Total liabilities	731,737	699,450

Redeemable common stock	60,000	60,000
Stockholders’ deficit:
Additional paid-in capital	87,145	87,538
Accumulated deficit	(496,995)	(371,333)
Accumulated other comprehensive loss	(8,097)	(10,716)

Total stockholders’ deficit	(417,947)	(294,511)

	$373,790	$464,939

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